Exhibit 99.1

                DRI Corporation Notes Findings in Texas
         Transportation Institute's Transit Congestion Report


    DALLAS--(BUSINESS WIRE)--September 26, 2007--DRI Corporation (DRI) (NASDAQ: TBUS), a digital communications technology leader in the domestic and international surface transportation and transit security markets, noted today that the Texas Transportation Institute's (TTI) recent transit congestion report, "The 2007 Urban Mobility Report," indicates public transportation is a proven strategy that helps alleviate traffic congestion and saves energy in U.S. urban areas.

    According to the TTI report, in the 437 urban areas studied in 2005, public transportation saved approximately 541 million hours in travel time and approximately 340 million gallons in fuel. Without public transportation, congestion costs would have been higher that year by approximately $10.2 billion.

    "Traffic congestion is a waste of precious resources. We remain resolute in our commitment to assist public transit authorities' ongoing efforts to reduce traffic congestion. Through our Digital Recorders(R), TwinVision(R) and Mobitec(R) transit communications and transit security products and technologies, we are capable of helping public transit authorities in their quest to improve the mobility, flow, safety and security of their transit fleets and passengers," David L. Turney, the Company's Chairman, President, and Chief Executive Officer, said.

    TTI is part of The Texas A&M University System. TTI's mission is to solve transportation problems through research, to transfer technology, and to develop diverse human resources to meet the transportation challenges of tomorrow. For more information, go to http://tti.tamu.edu/.

    ABOUT THE COMPANY

    DRI is a digital communications technology leader in the domestic and international public transportation and transit security markets. Our products include: TwinVision(R) and Mobitec(R) electronic destination sign systems, Talking Bus(R) voice announcement systems, Digital Recorders(R) Internet-based passenger information and automatic vehicle location/monitoring systems, and VacTell(TM) video actionable intelligence systems. Our products help increase the mobility, flow, safety, and security of people who rely upon transportation infrastructure around the globe. Using proprietary hardware and software applications, our products provide easy-to-understand, real-time information that assists users and operators of transit bus and rail vehicles in locating, identifying, boarding, tracking, scheduling, and managing those vehicles. Our products also aid transit vehicle operators in their quest to increase ridership and reduce fuel consumption, as well as to identify and mitigate security risks on transit vehicles. Positioned not only to serve and address mobility, energy conservation, and environmental concerns, our products also serve the growing U.S. Homeland Security market. For more information about the Company and its operations worldwide, go to www.digrec.com.

    FORWARD-LOOKING STATEMENTS

    This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, any statement concerning transit congestion or transit energy consumption trends, as well as any statement, express or implied, concerning future events or expectations is a forward-looking statement. Use of words such as "expect," "fully expect," "expected," "appears," "believe," "plan," "anticipate," "would," "goal," "potential," "potentially," "range," "pursuit," "run rate," "stronger," "preliminarily," etc., is intended to identify forward-looking statements that are subject to risks and uncertainties, including risks and uncertainties that statements regarding transit congestion or transit energy consumption trends may be inaccurate, as well as other risks and uncertainties set forth in our Annual Report on Form 10-K filed March 28, 2007, particularly those identified in Risk Factors Affecting Our Business. There can be no assurance that any expectation, express or implied, in a forward-looking statement will prove correct or that the contemplated event or result will occur as anticipated.


    CONTACT: DRI Corporation
             Veronica B. Marks
             Manager, Corporate Communications
             Phone: (214) 378-4776
             Fax: (214) 378-8437
             E-mail: veronicam@digrec.com